EXHIBIT 10.1

AMENDED AND RESTATED RESELLER AGREEMENT

     THIS AGREEMENT is made as of the 10th day of December, 2003, by Applera Corporation, a Delaware corporation, acting through its Applied Biosystems Group (“Applied Biosystems”), with a principal place of business at 35 Wiggins Avenue, Bedford, Massachusetts 01730, U.S.A., and Digene Corporation, a Delaware corporation (“Digene”), with its principal place of business at 1201 Clopper Road, Gaithersburg, Maryland 20878, U.S.A.

RECITALS

     The parties desire that the product of Applied Biosystems listed on Schedule A hereto (“Product”) shall be purchased by Digene and that Digene shall resell the Product, all upon the terms and conditions set forth herein. The definitions of capitalized terms used but not otherwise defined herein are set forth in Schedule C hereto.

     The parties, in consideration of the mutual obligations hereinafter set forth and intending to be legally bound, hereby agree as follows:

1.	Appointment as Reseller

     1.1 Subject to the warranties, restrictions, and obligations set forth in this Agreement, Applied Biosystems hereby appoints Digene as its nonexclusive reseller for the sale, distribution and promotion of the Product, and Digene accepts such appointment. Schedule A may be amended in writing from time to time as appropriate to reflect any additional products and applications which the parties have agreed to include in this Agreement.

     1.2 Subject to the warranties, restrictions, and obligations set forth in this Agreement, Digene may only resell the Product (i) under Digene’s label or a joint Digene/Digene distributor label and (ii) only as a component of Digene products (and only Digene products) manufactured by or for Digene which incorporate both the Product and Digene’s proprietary Hybrid Capture® system and improvements thereto for use in human in vitro diagnostics. In the event that during the term of this Agreement, Digene develops one or more products for the non-human diagnostic markets such as food and environmental testing and/or for the human diagnostic markets not covered in this Agreement, and can demonstrate to Applied Biosystems reasonable satisfaction that commencement of commercial sales is imminent, at Digene’s request the parties will negotiate in good faith a Reseller Agreement for the Product for use in such Digene products for the non-human diagnostic markets and/or human diagnostic markets not covered in this Agreement. Applied Biosystems obligation in such event shall be limited to negotiating such a Reseller Agreement in good faith and nothing contained herein shall impose any obligation on Applied Biosystems with respect thereto other than to so negotiate in good faith.

     1.3 In the event Digene proposes to resell Product under the label of a third party, for use in human in vitro diagnostics or pharmaceutical therapeutics research and development, but otherwise in accordance with Section 1.2 and 1.4, at Digene’s request Applied Biosystems will negotiate in good faith a Reseller Agreement with such third party for the Product to be sold under such third party’s label. Applied Biosystems obligation in such event shall be limited to negotiating such a Reseller Agreement in good faith and nothing contained herein shall impose any obligation on Applied Biosystems with respect thereto other than to so negotiate in good faith.

     1.4 In no event shall Digene (a) dilute or alter the Product, (b) resell the Product in the research market or (c) resell the Product for use in membrane-based assays.

     1.5 Digene shall not resell any of the Product in conjunction with or for use with any substrate or enhancer purchased from a source other than Applied Biosystems. Substrate and enhancer, as supplied by Applied Biosystems, are unique and specifically designed for use with the Product. Product serviceability, as and to the extent warranted hereunder, cannot be maintained when used in conjunction with substrate or enhancer purchased other than from Applied Biosystems. Use of Product with substrates or enhancers purchased from a source other than Applied Biosystems, unless such other source is selling Applied Biosystems substrate or enhancer, shall void any Product warranty hereunder.

     1.6 To the extent Applied Biosystems grants to any unrelated third party the right to resell an improved formulation of the Product at any time during the term of this Agreement, Applied Biosystems shall notify Digene of such improved formulation of the Product. Upon notification, Digene shall have the option of purchasing such improved formulation of the Product at a purchase price to be agreed upon by the parties. Digene recognizes and agrees that any new, improved or substitute dioxetane products and any new, improved or substitute enhancer products manufactured, marketed and/or sold by Applied Biosystems will not constitute an improved formulation of the Product and that this Agreement does not provide Digene with any right to any new, improved or substitute dioxetanes or enhancers.

2.	Digene’s Obligations and Representations In addition to Digene’s obligations set forth elsewhere in this Agreement, Digene shall from and after the date of this Agreement:

     2.1 Use reasonable commercial efforts to promote, develop a market for and sell DNA probe assays, utilizing the Product, for human in vitro diagnostics;

     2.2 Promptly respond to all customer complaints about the Product, and promptly notify Applied Biosystems of any recall or complaints; and

     2.3 Obtain, at its own expense, any import or export license, foreign exchange license, foreign exchange permit, or other permit or approval it may need for the resale of Product hereunder and otherwise comply with all applicable Federal, state, local and foreign laws, regulations, directives, rules and requirements governing the sale of the Product; provided, however, that, at the request and expense of Digene, Applied Biosystems will aid Digene in gaining regulatory approvals where help and information relating to the Product is required.

3.	Prices and Terms of Sale

     3.1 The prices for the Product are set forth in Schedule B. Such prices are F.O.B. Applied Biosystems shipping facility, currently in Bedford, Massachusetts. Applied Biosystems may adjust the price list once per year beginning July 1, 2004 as provided in Schedule B. Applied Biosystems will notify Digene not later than thirty (30) days prior to the effective date of any such price increase.

     3.1A No later than June 30 of each year, and subject to compliance with the Minimum Annual Purchases set forth on Schedule A hereto, Digene shall deliver to Applied Biosystems a non-binding forecast of the quantity of Product it estimates it will purchase under this Agreement during the upcoming fiscal year of Applied Biosystems ending June 30. The prices for the Product invoiced for such fiscal year, as such prices are set forth on Schedule B, shall be based upon the assumption that Digene in fact will purchase the forecasted quantity during such fiscal year. If Digene in fact purchases less than the quantity of Product it forecasted it would purchase during such fiscal year, within thirty (30) days after the conclusion of such fiscal year, Digene shall pay to Applied Biosystems the difference, if any, between the aggregate purchase price paid by Digene for Product purchased during such fiscal year and the aggregate purchase price Digene should have paid for the Product purchased during such fiscal year based upon the quantities actually purchased, and if Digene in fact purchases more than the quantity of Product it forecasted it would purchase during such fiscal year, within thirty (30) days after the conclusion of such fiscal year, Applied Biosystems shall pay to Digene the difference between the aggregate purchase price paid by Digene for Product purchased during such fiscal year and the aggregate purchase price Digene should have paid for the Product purchased during such fiscal year based upon the quantities actually purchased.

     3.1B In addition, Digene shall deliver to Applied Biosystems on each April 1, July 1, October 1, and January 1 a non-binding rolling four (4) quarter forecast of the quantity of Product it estimates it will purchase under this Agreement.

     3.1C If this Agreement shall expire or terminate other than at a fiscal year end, for purposes of determining any amounts payable pursuant to the preceding paragraph, the quantities of Product purchased during such fiscal year in which the date of expiration or termination occurs be annualized, and within thirty (30) days after the date of such expiration or termination, Digene shall make the payment to Applied Biosystems or Applied Biosystems shall make the payment to Digene, as the case may be, contemplated by this Section 3.1 based upon such annualization.

     3.1D In addition to providing the non-binding forecasts described in this Section 3.1, Digene shall deliver binding purchase orders to Applied Biosystems to purchase Product as contemplated by Section 4 hereof. For purposes of determining compliance with the “Minimum Annual Purchase” under this Agreement, and as used in Sections 3.1A and 3.1C, and for the purposes of Schedule B, a Product shall be deemed “purchased” on the date of delivery to Applied Biosystems of a binding, non-cancellable purchase order if the delivery date designated in such purchase order is equal to or less than forty-five (45) days from the date of order; otherwise Product is deemed “purchased” on the delivery date specified in the purchase order.

     3.2 All shipments will be invoiced at the time of shipment, including partial shipments. Title and risk of loss shall pass to Digene when Product is delivered to a common carrier FOB factory. Digene assumes and agrees to pay and hold Applied Biosystems harmless from all export or import duties, regulatory obligations (except as set forth in Section 2.3) fees or other charges, all sales, use, excise, value added or other taxes or assessments applicable to any sale under this Agreement (but excluding taxes, together with any interest or penalties imposed in connection therewith, on Applied Biosystems gross revenues or profits), and all costs and charges for transportation, brokerage, handling and insurance of the Product from the point of shipment.

     3.3 Except for the royalties pursuant to Section 3.4, all payments required hereunder are due within thirty (30) days of invoicing. All payments shall be in U.S. Dollars, without deduction or offset (except as expressly authorized herein or in writing in advance by Applied Biosystems). If Applied Biosystems at any time has reasonable concern about security or timeliness of payments, it may decline to make shipments until receipt of payment or establishment of a letter of credit or other arrangement securing payment. Applied Biosystems may impose interest on overdue payments at the lesser of (i)1-1/2 % per month or (ii) the maximum legal rate of interest.

     3.4 In addition to the price listed on Schedule B, Digene shall pay Applied Biosystems royalties as set forth in Schedule B, payable with each report submitted pursuant to Section 3.6.

     3.5 Digene shall keep, in a mutually acceptable accounting format, complete and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Applied Biosystems hereunder. Said books of account shall be kept at Digene’s principal place of business or the principal place of business of the appropriate division of Digene to which this Agreement relates, or at off-site storage facilities as consistent with Digene’s document retention procedures. Said books and the supporting data shall be open for five (5) years following the end of the fiscal year to which they pertain, to the inspection of Applied Biosystems or its agents for the purpose of verifying Digene’s royalty statements or compliance in other respects with this Agreement during Digene’s ordinary business hours, not more than once in any 12-month period. Should such inspection lead to the discovery of more than a 10% discrepancy, Digene shall pay all third party costs incurred by Applied Biosystems related to such inspection. After such five- (5-) year period, Applied Biosystems shall have no further right of inspection or investigation with respect to amounts paid to Applied Biosystems during such fiscal year. In addition, once Applied Biosystems has exercised its right of inspection hereunder with respect to any particular fiscal year, Applied Biosystems shall not be entitled to an additional review of such year once the inspection is completed.

     3.6 Within forty-five (45) days after each March 31, June 30, September 30 and December 31, Digene shall deliver to Applied Biosystems a report for the quarter just ended stating: (a) the number of Tests sold (or otherwise disposed of in a transaction which generated Net Sales) by Digene; (b) Net Sales of Tests; (c) applicable deductions; (d) total royalties due and payable, and (e) such other information regarding Digene’s business under this Agreement as Applied Biosystems shall reasonably request. If no royalties shall be due, Digene shall so report. “Tests” and “Net Sales” shall have the meanings set forth on Schedule C.

     3.7 Minimum Annual Purchases are set forth in Schedule A. If Digene fails to make Minimum Annual Purchases for any applicable fiscal year set forth in Schedule A, Applied Biosystems may terminate this Agreement as set forth in Section 5.3(d).

4.	Orders and Shipping

     4.1 Digene shall submit orders at least forty-five (45) days prior to the requested delivery dates on a purchase order referencing this Agreement. Digene shall purchase at least the Minimum Annual Purchase amounts per fiscal year as set forth in Schedule A hereto.

     4.2 Applied Biosystems may specify a different ship date by written notice within seven (7) days after receipt of an order but otherwise will use commercially reasonable efforts to ship orders by the requested date. Shipments shall be in accordance with Digene’s instructions, but unless other written instructions are provided by Digene, Applied Biosystems will select the common carrier and shall prepay freight, insurance, and other reasonable and customary or necessary charges and invoice them to Digene. All Product will be properly packed. Applied Biosystems shall make reasonable efforts, but not be required to ship Product earlier than forty-five (45) days after receipt of a purchase order.

     4.3 The terms and provisions herein shall govern all orders and purchases notwithstanding any inconsistent or additional terms on purchase orders or other sales documents and forms, which inconsistent or additional terms shall have no force or effect whatsoever as between the parties even if Applied Biosystems might be deemed to have accepted same by reason of its execution or acknowledgment thereof.

     4.4 In the event Applied Biosystems is unable to supply Product to Digene or determines that it is unable to do so and such failure to supply continues for a period of four (4) consecutive months during the term of this Agreement, thereafter, subject to the terms and conditions of this Section 4.4, Digene shall have the right to manufacture Product during such time as Applied Biosystems is unable to supply Product to Digene.

     4.4A Applied Biosystems shall notify Digene in writing as soon as practicable if Applied Biosystems is unable or anticipates it will be unable to provide sufficient quantities of Product for any four (4) month period as a result of a condition described above in this Section 4.4. Upon receipt of such notification, Digene shall work with Applied Biosystems, if appropriate, to resolve the failure to supply. If such failure to supply has not been resolved in the reasonable good faith judgment of Digene, which judgment shall not be unreasonably withheld, within the four (4) month period referred to above, Digene shall have the right to manufacture for it Product during the period beginning with the first day after the end of such four (4) month period and ending at such time as Applied Biosystems notifies Digene in writing in good faith that Applied Biosystems is able to resume supplying Product to Digene.

     4.4B In the event Digene exercises its right to manufacture Product pursuant to this Section 4.4, Applied Biosystems shall, solely during the period during which Digene has a right to manufacture Product pursuant to this Section 4.4, license to Digene pursuant to “Exhibit B — Terms and Conditions of License” (the “Terms and Conditions of License”) the Licensed Intellectual Property Rights (as defined in the Terms and Conditions of License). During the three month period commencing with the Date of Grant (as such term is defined in the Terms and Conditions of License), upon Digene’s reasonable request, Applied Biosystems will provide up to eighty (80) hours of on-site and telephonic reasonable assistance to Digene in implementing the manufacture of the Product, at a time or times agreed upon by the parties, to assist Digene in learning how to manufacture the Product substantially in the manner known to and used by Applied Biosystems at such time. The parties agree that during such three (3) month period: (i) Applied Biosystems will devote up to sixty (60) hours of training on contiguous business days if requested by Digene; and (ii) Digene’s requests for follow-up assistance shall be requested in no less than 1 (one) eight (8) hour day increments for on-site assistance. Digene shall pay Applied Biosystems for such assistance at Applied Biosystems then commercial rates on a time and materials basis (or if no such rates exist, at reasonable retail rates), and will reimburse Applied Biosystems for its reasonable lodging, meal and travel expenses incurred in the performance of such services, within thirty days of receipt of an invoice therefor. Digene shall defend, indemnify and hold harmless Applied Biosystems, from and against any and all claims and liabilities that may arise from the manufacture, supply or use of Product manufactured by Digene as set forth in the Terms and Conditions of License. Digene shall use all Licensed Intellectual Property Rights only for the manufacture of the Product in accordance with this Section 4.4 and not for any other purpose.

     4.4C Notwithstanding any license to Digene granted under Section 4.4B, Applied Biosystems shall be permitted to cure any condition causing the failure to supply Product. In the event Applied Biosystems cures any inability to supply Digene with Product at any time after Digene’s exercise of its right to manufacture the Product, at Applied Biosystems’ election, Digene shall return to Applied Biosystems all tangible materials previously transferred pursuant to this Section, and the license and other rights granted pursuant to Section 4.4B shall terminate, and Applied Biosystems shall resume the supply of the Product.

     4.5 The parties will use commercially reasonable efforts to comply with the terms and provisions of “Exhibit A – Quality Terms and Conditions” in all material respects during the term of this Agreement.

5.	Term and Termination

     5.1 This Agreement shall commence on the date first set forth above and shall extend until June 30, 2015, subject to earlier termination as provided herein. The parties may renew this

Agreement after the initial term or any extended term upon express mutual agreement in writing (which writing shall designate the expiration date of any extended term) at least six (6) months prior to the expiration of the initial term, but if they do not, this Agreement shall automatically expire at the end of the initial or any renewal term. Notwithstanding the foregoing, Applied Biosystems may terminate this Agreement effective on any date after June 30, 2011 upon not less than twelve (12) months written notice to Digene if Applied Biosystems determines that it will no longer manufacture Product for commercial sale to third parties after the effective date of termination set forth in such notice; provided that any such termination shall be subject to the provisions of Section 5.4 hereof.

     5.2 In addition to the renewal rights set forth in Section 5.1, (a) if prior to sixty (60) days before the end of the initial term or any extended term of this Agreement Digene offers in a written notice delivered to Applied Biosystems to extend the term of this Agreement, on the same terms and conditions as set forth in this Agreement, for a period of at least one year, and (b) if Applied Biosystems does not accept such offer on or before the last day of the term of this Agreement in which such notice is delivered to Applied Biosystems by delivering written notice of acceptance to Digene, and (c) if at all times during the six month period ending with the last day of such term Digene offered for commercial sale at least one product that incorporates both the Product and Digene’s proprietary Hybrid Capture® system for use in in vitro human diagnostics with respect to which approval for sale had been obtained from the U.S. Food & Drug Administration (“FDA”), then, at the expiration of the term of this Agreement, Digene shall acquire from Applied Biosystems the license described in Section 5.4 hereof, the terms of which are set forth in the Terms and Conditions of License attached hereto as Exhibit B, to manufacture the Product. Any such license shall be subject to the provisions of Section 5.4 hereof and the Terms and Conditions of License.

     5.3 Notwithstanding anything herein contained to the contrary, and in addition and without prejudice to any other rights or remedies, the parties shall have the right to terminate this Agreement as follows:

        (a) Applied Biosystems may terminate this Agreement effective immediately upon written notice if Digene fails to make any payment due hereunder within ten (10) days after the date such payment was due and the payment has not been made within twenty (20) days after Applied Biosystems delivers written notice to Digene of such failure;

        (b) if one party is in material breach of the terms hereof, upon written notice specifying the breach, provided, however, that if the first such breach is capable of remedy, termination shall be effective forty-five (45) days after notice specifying the breach and the remedy for the breach if the breach shall not have been remedied within such forty-five (45) day period, and provided further, that the foregoing provisions permitting cure shall not apply to any breach of Section 1.2, 1.5, 8, 9, or 10 of this Agreement;

        (c) either party may terminate this Agreement effective immediately upon written notice if (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, a receiver, or a trustee in bankruptcy, (ii) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within thirty (30) days, (iii) the other party is adjudged insolvent or bankrupt; or (iv) if the other party shall cease to carry on business; and

        (d) Applied Biosystems may terminate this Agreement upon written notice to Digene in the event Digene fails to make the Minimum Annual Purchases set forth on Schedule A for any fiscal year; provided however that Applied Biosystems shall first notify Digene of its intent to terminate the Agreement for such purpose and Digene shall then have forty-five (45) days to order and pay Applied Biosystems for Product necessary to achieve the Minimum Annual Purchase amount for such fiscal year, and if Digene does so, Applied Biosystems may not then terminate this Agreement on the basis of such notice of intent (but all other rights of termination shall remain in full force and effect). Reference is made to Section 3.1D for a definition of the term “purchase.” Minimum Annual Purchases means the purchase by Digene of at least the number of liters of Product set forth on Schedule A during a twelve month period beginning July 1.

     5.4 Upon the termination of this Agreement (a) by Applied Biosystems pursuant to the last sentence of Section 5.1 hereof, (b) by Applied Biosystems’ failing to accept an offer made by Digene to extend the Term of this Agreement pursuant to Section 5.2 hereof, or (c) by Digene because of (i) an uncured breach by Applied Biosystems pursuant to Section 5.3(b) hereof, or (ii) the bankruptcy or insolvency of Applied Biosystems pursuant to Section 5.3(c) hereof, if requested by Digene in writing either prior to, or in no event later than sixty (60) days after the effective date of any such expiration or termination, Digene shall then have a perpetual (except as set forth in the Terms and Conditions of License), non-exclusive license to and under the Licensed Intellectual Property Rights (as defined in the Terms and Conditions of License) to manufacture the Product to include in only Digene products manufactured by or for Digene that incorporate both the Product and Digene’s proprietary Hybrid Capture® system for use in in vitro human diagnostics with respect to which approval for sale had been obtained from the FDA, or which are then in clinical trials related to an FDA approval process, prior to such expiration or termination. The Terms and Conditions of License attached hereto as Exhibit B shall survive any such expiration or termination of this Agreement if and to the extent Digene is granted such license rights pursuant to this Agreement and such Terms and Conditions of License.

     5.4A If, pursuant to this Section 5.4, Digene is licensed the Licensed Intellectual Property Rights pursuant to the Terms and Conditions of License, during the three (3) month period commencing no later than the date of expiration or termination of this Agreement and, if reasonably possible, three (3) months prior to such date of expiration or termination if the provisions of this Section 5.4 are implicated by the termination of this Agreement pursuant to the last sentence of Section 5.1 or pursuant to Section 5.2 (for purposes of this Section 5.4, the “Date of Grant”), upon Digene’s reasonable request, Applied Biosystems will provide up to eighty (80)

hours of reasonable assistance to Digene in implementing the manufacture of the Product, at a time or times agreed upon by the parties, to assist Digene in learning how to manufacture the Product substantially in the manner known to and used by Applied Biosystems at such time. The parties agree that: (i) Applied Biosystems will devote up to sixty (60) hours of training on contiguous business days if requested by Digene and (ii) Digene requests for follow-up assistance shall be requested in not less than one (1) eight (8) hour day increments for on-site assistance. Digene shall pay Applied Biosystems for such assistance at Applied Biosystems then commercial rates on a time and materials basis (or if no such rates exist, at reasonable retail rates), and will reimburse Applied Biosystems for its reasonable lodging, meal and travel expenses incurred in the performance of such services, within thirty days of receipt of an invoice therefor.

     5.4B Digene shall defend, indemnify and hold harmless Applied Biosystems, from and against any and all claims and liabilities that may arise from the manufacture, supply or use of Products manufactured by Digene as set forth in the Terms and Conditions of License.

     5.4C Digene shall use all Licensed Intellectual Property Rights only for the manufacture of the Product in accordance with this Section 5.4 and the Terms and Conditions of License, and not for any other purpose. In addition, and without limiting the foregoing, Digene shall have the right, prior to any expiration or termination of this Agreement, to provide Applied Biosystems with a forecast of Digene’s expected requirements of the Product for use during the period between the expiration or termination of this Agreement and Digene’s receipt of the necessary validation from the FDA to manufacture the Product pursuant to the foregoing license. Applied Biosystems shall use commercially reasonable efforts to deliver Product to meet such forecast prior to expiration or termination of the Agreement and Digene shall pay for such Product pursuant to this Agreement. All information that Digene receives from Applied Biosystems is Proprietary Information and can only be used by Digene and only for the purposes of manufacturing Product by Digene for use with Digene products in compliance with the terms of this Agreement.

     5.5 The parties each acknowledge that, except as contemplated by Section 5.4 and the Terms and Conditions of License, this Agreement shall, unless the parties mutually agree otherwise, continue only until the expiration of the term. With such knowledge in mind, Digene has agreed to the pricing structure provided for in this Agreement as full, fair and sufficient compensation for all efforts and services to be performed by Applied Biosystems. Accordingly, in the event of termination or expiration in accordance with this Agreement neither party shall be entitled to any indemnity, compensation, damages, loss of profits or prospective profits, or payment in respect of investments made or goodwill or clientele established during the continuance of this Agreement.

     5.6 The obligations and covenants of Digene under Sections 3.5, 6.5, 8, 9, 10 and 12, and the obligation of Digene to make payments pursuant to Section 3 for Product delivered or Net Sales of Tests made prior to termination or expiration of this Agreement, or to pay royalties pursuant to the Terms and Conditions of License, shall not be affected by termination or expiration of this Agreement. The obligations and covenants of Applied Biosystems under

Sections 4.4, 5.1, 5.2 and 5.4 (in each event, to the extent applicable post termination or expiration), 6, 10 and 12 shall not be affected by termination or expiration of this Agreement.

6.	Applied Biosystems Limited Product Warranties

     6.1 Applied Biosystems sole warranties are that each Product supplied to Digene will, for the period specified in the official applicable Product Specifications set forth in Schedule D hereof, conform in all material respects to the Product Specifications. Applied Biosystems will provide a Certificate of Analysis with each shipment. Applied Biosystems makes the foregoing warranties to and for the benefit of Digene only, and they may not be assigned to any other party.

     6.2 If any Product does not conform with the foregoing warranties, Applied Biosystems sole obligation and Digene’s sole remedy with respect thereto shall be to replace such Product without charge or expense to Digene or, at Applied Biosystems option, to credit Digene for the amount paid by Digene to Applied Biosystems for such Product.

     6.3 The above warranties are contingent upon the proper use, storage and shipment of the Product and shall be void with respect to defects or failures due to disaster, accident, neglect, misuse, or improper storage or shipment (in each case not attributable to Applied Biosystems).

     6.4 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, AND APPLIED BIOSYSTEMS EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES AND WARRANTIES ARISING BY OPERATION OF LAW INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF PRODUCTS, WHETHER MADE BY APPLIED BIOSYSTEMS EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY BY APPLIED BIOSYSTEMS FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF APPLIED BIOSYSTEMS WHATSOEVER. WITHOUT LIMITATION OF THE FOREGOING, APPLIED BIOSYSTEMS IS NOT EXTENDING ANY REPRESENTATION OR WARRANTY THAT THE PRODUCTS, ALONE OR IN COMBINATION WITH OTHER PRODUCTS, WILL NOT INFRINGE THE PATENTS OR OTHER RIGHTS OF THIRD PARTIES. IN NO EVENT SHALL APPLIED BIOSYSTEMS BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST BUSINESS PROFITS, REGARDLESS WHETHER THE ACTION IS IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY OR OTHERWISE, EVEN IF APPLIED BIOSYSTEMS HAS BEEN ADVISED AS TO THE POSSIBILITY THEREOF.

     6.5 If Digene makes any warranty or representation inconsistent with or in addition to the foregoing warranties or any Product instructions, Digene shall defend and hold Applied Biosystems harmless from any claim to the extent based thereon.

     6.6 Applied Biosystems shall maintain policies of comprehensive general liability insurance, including product liability insurance, with limits of at least Five Million Dollars ($5,000,000).

7.	Digene Warranties and Agreements

     7.1 Digene warrants, represents, and agrees that it is solely responsible for complying with all applicable Federal, state, local and foreign laws, regulations and directives including, but not limited to, the Federal Food Drug and Cosmetic Act and the regulations promulgated thereunder, as such laws and regulations apply to Digene’s storage, sale, use, labeling, shipment, or distribution of in vitro diagnostic tests incorporating Product. Digene acknowledges and agrees that it is solely liable for the advertising, promotion, and sale of Product, and warrants that all such efforts shall be in compliance with all applicable Federal, state, local and foreign laws, regulations and directives.

     7.2 Digene warrants that it possesses the capability to qualify the suitability of Product for use in in vitro diagnostic tests. In so warranting, Digene acknowledges that it is solely responsible for qualifying and validating the suitability of Product for any use in diagnostic tests that Digene may develop from time to time. Digene further acknowledges that Applied Biosystems, by having provided Product to Digene under this Agreement, has in no way agreed to, endorsed or otherwise approved of Digene’s determination that Product is in any way suitable for use in any such diagnostic tests developed, advertised, promoted, sold or distributed by Digene.

8.	Trademarks and Trade Names

     8.1 Subject to Section 8.2, Applied Biosystems grants to Digene a non-exclusive right to use the Marks, trade names and logos that Applied Biosystems may adopt from time to time with respect to the Product (“Applied Biosystems Marks”) in connection with Digene’s sale and distribution of Product. Digene will indicate clearly in any and all materials in which Tests utilizing the Product are advertised, marketed, sold or otherwise distributed that such Tests utilize Product obtained by Digene from Applied Biosystems. Except as set forth in this Section 8, nothing contained in this Agreement will grant to Digene any right, title or interest in Applied Biosystems Marks. Digene recognizes the validity of Applied Biosystems Marks and acknowledges the same are the property of Applied Biosystems. At no time during or after the term of this Agreement will Digene challenge or assist others to challenge Applied Biosystems Marks or the registration thereof or attempt or assist others to attempt to register any trademarks, marks, trade names or logos confusingly similar to those of Applied Biosystems.

     8.2 All representations of Applied Biosystems Marks that Digene intends to use will first be submitted to Applied Biosystems for approval (which will not be unreasonably withheld) of design, color, and other details or will be exact copies of those used by Applied Biosystems. In addition, Digene shall follow the instructions issued by Applied Biosystems from time to time for the purpose of protecting the standards of quality established for the goods and services sold under Applied Biosystems Marks.

     8.3 Digene acknowledges and agrees that the use of Applied Biosystems Marks as set forth in Section 8.1, and any review or approval by Applied Biosystems as set forth in Section 8.2 do not represent the endorsement or approval by Applied Biosystems of Digene’s storage, sale, use, labeling, shipment, promotion, or distribution of Product, in any form. Digene agrees that nothing in this Section 8 in any way affects or alters its responsibility for complying with all applicable laws and regulations, as set forth in Section 7.1 hereof.

9.	Patent Marking

     Digene shall properly affix the statutory patent notice as set forth in Schedule E to all Product or, where that is impractical, to labels or boxes for such Product. Digene may deplete its current inventory of labels for such Product (which include patent markings) before implementing the statutory patent notice as set forth in Schedule E.

10.	Confidential Information

     Each party shall treat accordingly all verbal and written communications from the other party which are designated, or which should reasonably be regarded, in the normal commercial view, as constituting business secrets or proprietary information (“Proprietary Information”). Each party shall refrain from using, disclosing or making available to any third party any of the other party’s Proprietary Information except for the purposes of implementing this Agreement and shall impose upon its employees and agents the same obligations with respect to the other party’s Proprietary Information as it employs with respect to its own confidential information but in no event shall such obligations be less than what is reasonable in accordance with good commercial practice. No such obligations of confidence shall extend to information which (a) is publicly available through no fault of the receiving party; (b) is already in the receiving party’s possession; (c) is rightfully received from a third party; or (d) is required by law to be disclosed, but solely to the extent of such requirement, and in such event, the party required to disclose shall identify information so disclosed as the confidential information of the other party, shall give written notice of such requirement to the other party as long as possible prior to such disclosure, and shall use all reasonable efforts to cause, or to assist the other party to cause, such government, agency or organization to protect such information as confidential.

11.	Notices

     Any notice under this Agreement or provided for in this Agreement shall be in English and shall be effective when delivered to the address of such party set out above (or to such other address as either party may specify by notice given to the other party), addressed in the case of Applied Biosystems to:

David Hicks
Senior Director
Cell Biology and Functional Proteomics
Applied Biosystems
500 Old Connecticut Path
Framingham, MA 01701

with a copy to
Applied Biosystems Legal Liaison
Applied Biosystems
35 Wiggins Avenue
Bedford, MA 01730

in the case of Digene to:

Evan Jones	General Counsel
President & CEO	Morris Cheston, Jr.
Digene Corporation	Ballard Spahr Andrews & Ingersoll, LLP
1201 Clopper Road	1735 Market Street, 51st Floor
Gaithersburg, Maryland 20878	Philadelphia, Pennsylvania 19103

12.	Dispute Resolution

     Any dispute relating to the interpretation, performance, or damages resulting from improper termination, of this Agreement shall be resolved, at either party’s written request, through final, binding arbitration; provided, however, that nothing contained herein shall be construed to prevent either party from terminating this Agreement or from bringing an action in any court of competent jurisdiction to compel the other party to comply with orders or awards of the arbitrator(s) in the nature of injunctive or provisional relief during the pendency of the arbitration proceedings. Such arbitration shall be conducted in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules and (if applicable) Supplementary Procedures for International Commercial Arbitration, both as modified from time to time, of the American Arbitration Association (“AAA”). The arbitrator (or at least one of the arbitrators if there are three) shall be an experienced business attorney skilled in the subject matter of the dispute. The arbitrator(s) shall assess the fees and expenses of the AAA and the arbitrator(s) between the parties in such proportions as the arbitrator(s) deem equitable. Punitive damages (including multiple damages) may not be awarded in any arbitration hereunder. If judicial enforcement or review of the arbitrator(s)’ award is sought by either party, judgment may be entered upon such award in any court of competent jurisdiction.

13.	Miscellaneous

     13.1 All obligations of Applied Biosystems under this Agreement shall be subject to the U.S. export laws, and Applied Biosystems shall not be liable for any failure to perform hereunder if such performance is at that time prohibited by the U.S. export laws.

     13.2 If Digene learns of any infringement of Applied Biosystems patents, Applied Biosystems Marks or other intellectual property rights associated with the Product, Digene shall promptly inform Applied Biosystems in writing of all known information relating thereto and shall cooperate fully with Applied Biosystems, at Applied Biosystems’ expense, in any reasonable efforts undertaken by Applied Biosystems to challenge or prosecute such infringement.

     13.3 This Agreement may not be assigned or transferred by Digene without the prior written consent of Applied Biosystems; provided, however, that the foregoing shall not be deemed to prohibit any assignment of this Agreement by Digene in connection with a sale or other transfer of all or a substantial portion of its business relating to any Product or to a corporation or other entity into which Digene is merged or consolidated, provided that Digene gives Applied Biosystems not less than thirty (30) days prior written notice.

     13.4 No modification or waiver of any terms or conditions hereof shall be of any force or effect unless in writing and signed by each party’s authorized officer. Either party’s failure to enforce any provision shall not be deemed to be a waiver of such provision or such party’s right thereafter to enforce such provision.

     13.5 Digene shall act as an independent contractor and shall not be deemed to be an employee, agent, or legal representative of Applied Biosystems for any purpose hereunder. Digene shall not be entitled to enter into any contracts in the name of or on behalf of Applied Biosystems, nor to pledge the credit of Applied Biosystems in any way or hold itself out as having authority to do so.

     13.6 This Agreement, along with the attachments referenced herein, embodies the final, complete and exclusive understanding between the parties, and supersedes all previous agreements, understandings and arrangements between the parties with respect to the subject matter contained herein.

     13.7 If any provision of this Agreement is held illegal, invalid or unenforceable, all other provisions hereof shall remain in full force and effect as if such provision were not a part hereof.

     13.8 Except as otherwise specifically provided herein, this Agreement shall be governed by and construed according to the laws of Massachusetts, U.S.A., excluding both its choice of law provisions and the United Nations Convention on Contracts for the International Sale of Goods. The official text of the Agreement and any Schedules, and any notices given or accounts or statements required hereby shall be in English.

     13.9 Except as otherwise provided herein, if the performance of this Agreement or any obligation hereunder (other than the making of payments hereunder) is prevented, restricted or interfered with by reason of any event, act or condition beyond the reasonable control of the affected party, the party so affected, upon written notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

     13.10 The headings and captions in this Agreement are for convenience only and are not part of this Agreement.

     13.11 The following attachments are incorporated in and made a part of this Agreement:

(i)	Schedule A: Product and Minimum Annual Purchase Requirements

(ii)	Schedule B: Prices and Royalties

(iii)	Schedule C: Definitions

(iv)	Schedule D: Product Specifications

(v)	Schedule E: Statutory Patent Notice

(vi)	Exhibit A: Quality Terms and Conditions

(vii)	Exhibit B: Terms and Conditions of License

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement by their duly authorized representatives as of the date first shown above.

APPLERA CORPORATION,	DIGENE CORPORATION
acting through its Applied Biosystems
Group

By: /s/ Laura Lauman	By: /s/ Evan Jones

Name: Laura Lauman	Name: Evan Jones

Title: Vice President	Title: Chairman & CEO

Date: December 13, 2003	Date: December 8, 2003